NEITHER THE ISSUANCE AND SALE OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE NOR THE SECURITIES INTO WHICH THESE SECURITIES ARE CONVERTIBLE HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS. THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED (I) IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES FILED PURSUANT TO THE SECURITIES ACT OF 1933, AS AMENDED, OR (B) AN OPINION OF COUNSEL (WHICH COUNSEL SHALL BE SELECTED BY THE HOLDER), IN A GENERALLY ACCEPTABLE FORM, THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT OR (II) UNLESS SOLD PURSUANT TO RULE 144 OR RULE 144A UNDER SAID ACT. NOTWITHSTANDING THE FOREGOING, THE SECURITIES MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN OR FINANCING ARRANGEMENT SECURED BY THE SECURITIES.

Principal Amount: $[∙] Issue Date: [∙], 2025

CONVERTIBLE PROMISSORY NOTE

FOR VALUE RECEIVED, JAGUAR HEALTH, INC., a Delaware corporation (hereinafter called the “Borrower”), hereby promises to pay to the order of [∙], [a [∙] company] /[an individual resident of the State of [∙]], or its registered assigns (the “Holder”) the principal sum of $[∙] (the “Principal Amount”), together with interest at the rate of six percent (6%) per annum, payable in cash at maturity or upon acceleration or otherwise, as set forth herein (this “Note”). This Note is being issued by the Borrower to the Holder at the Closing (the “Issue Date”) pursuant to that certain Securities Purchase Agreement (as amended, restated, supplemented or otherwise modified from time to time, the “Purchase Agreement”) entered into on March 26, 2025. The maturity date of this Note shall be three (3) months from the Issue Date (the “Maturity Date”), and is the date upon which the principal sum, as well as any accrued and unpaid interest and other fees, shall be due and payable. This Note may not be repaid in whole or in part except as otherwise set forth in Section 4.9 herein. Any amount of principal or interest on this Note, which is not paid by the Maturity Date, shall bear interest at the rate of the lesser of (i) eighteen percent (18%) per annum or (ii) the maximum amount allowed by law, from the due date thereof until the same is paid (“Default Interest”). Interest shall commence accruing on the Issue Date and shall be computed on the basis of a 365-day year and the actual number of days elapsed. All payments due hereunder shall be made in lawful money of the United States of America. All payments shall be made at such address as the Holder shall hereafter give to the Borrower by written notice made in accordance with the provisions of this Note. Whenever any amount expressed to be due by the terms of this Note is due on any day which is not a business day, the same shall instead be due on the next succeeding day which is a business day and, in the case of any interest payment date which is not the date on which this Note is paid in full, the extension of the due date thereof shall not be taken into account for purposes of determining the amount of interest due on such date. As used in this Note, the term “business day” shall mean any day other than a Saturday, Sunday or a day on which commercial banks in the city of New York, New York are authorized or required by law or executive order to remain closed.

Capitalized terms used in this Note shall have the meanings set forth in the Purchase Agreement unless otherwise defined herein.

This Note is free from all taxes, liens, claims and encumbrances with respect to the issue thereof and shall not be subject to preemptive rights or other similar rights of stockholders of the Borrower and will not impose personal liability upon the holder thereof.

The following additional terms shall also apply to this Note:

ARTICLE I.
CERTAIN COVENANTS
1.1
Reservation of Shares. The Borrower covenants that at all times until this Note is satisfied in full, the Borrower shall reserve from its authorized and unissued voting common stock, par value $0.0001 per share (the “Common Stock”) a sufficient number of shares, free from preemptive rights, to provide for the issuance of a number of Conversion Shares equal to the product obtained by multiplying (i) the number of Conversion Shares issuable upon the full conversion of this Note (assuming no payment of Principal Amount or interest) at a conversion price equal to the then applicable Conversion Price (as defined below) multiplied by (ii) one and a half (1.5) (the “Reserved Amount”). The Borrower represents that upon issuance, the Conversion Shares will be duly and validly issued, fully paid and non-assessable.
1.2
Distributions on Capital Stock. So long as the Borrower shall have any obligation under this Note, the Borrower shall not without the Holder’s written consent (a) pay, declare or set apart for such payment, any dividend or other distribution (whether in cash, property or other securities) on shares of capital stock other than dividends on shares of Common Stock, solely in the form of additional shares of Common Stock or (b) directly or indirectly make any other payment or distribution in respect of its capital stock except for distributions pursuant to the Company’s stockholders’ rights plan in effect as of the Issue Date or any other shareholders’ rights plan that is approved by a majority of the Borrower’s disinterested directors.
1.3
Restriction on Stock Repurchases. So long as the Borrower shall have any obligation under this Note, the Borrower shall not without the Holder’s written consent redeem, repurchase or otherwise acquire (whether for cash or in exchange for property or other securities or otherwise) in any one transaction or series of related transactions any shares of capital stock of the Borrower or any warrants, rights or options to purchase or acquire any such shares.
ARTICLE II.
EVENTS OF DEFAULT

The occurrence of each of the following events of default shall each be an “Event of Default”, with no right to notice or right to cure except as specifically stated:

2.1
Failure to Pay Principal or Interest. The Borrower fails to pay the principal hereof or interest thereon when due on this Note, whether at the Maturity Date, upon acceleration, or otherwise.
2.2
Failure to Deliver Conversion Shares. The Borrower fails to deliver any Conversion Shares (as defined below) in accordance with the terms hereof, which default remains uncured for a period of five (5) Trading Days. For purposes of this Note, “Trading Day” means any day on which Nasdaq is open for trading.
2.3
Breach of Covenants. The Borrower breaches any material covenant or other material term or condition contained in any of the Transaction Documents, such breach would reasonably be expected to have (or with the passage of time will have) a material adverse effect on the rights of the Holder with respect to this Note, and such breach continues for a period of thirty (30) days after written notice thereof to the Borrower from the Holder.

2.4
Breach of Representations and Warranties. Any representation or warranty of the Borrower made in any of the Transaction Documents, shall be false or misleading in any material respect when made and the breach of which has (or with the passage of time will have) a material adverse effect on the rights of the Holder with respect to this Note.
2.5
Receiver or Trustee. The Borrower shall make an assignment for the benefit of creditors, or apply for or consent to the appointment of a receiver or trustee for it or for a substantial part of its property or business, or such a receiver or trustee shall otherwise be appointed.
2.6
Judgments. Any money judgment, writ or similar process shall be entered or filed against the Borrower or any of its property or other assets for more than $100,000, and shall remain unvacated, unbonded or unstayed for a period of thirty (30) days unless otherwise consented to by the Holder, which consent will not be unreasonably withheld.
2.7
Bankruptcy. Bankruptcy, insolvency, reorganization or liquidation proceedings or other proceedings, voluntary or involuntary, for relief under any bankruptcy law or any law for the relief of debtors shall be instituted by or against the Borrower.
2.8
Delisting of Common Stock. The Borrower shall fail to maintain the listing or quotation of the Common Stock on Nasdaq, any equivalent replacement exchange, the New York Stock Exchange (“NYSE”), or the NYSE American.
2.9
Failure to Comply with the Exchange Act. The Borrower shall fail to comply with the reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (including but not limited to becoming delinquent in its filings), and/or the Borrower shall cease to be subject to the reporting requirements of the Exchange Act.
2.10
Liquidation. The Borrower commences any dissolution, liquidation, or winding up of Borrower or any substantial portion of its business.
2.11
Cessation of Operations. The Borrower ceases operations or Borrower admits it is otherwise generally unable to pay its debts as such debts become due, provided, however, that any disclosure of the Borrower’s ability to continue as a “going concern” shall not be an admission that the Borrower cannot pay its debts as they become due.
2.12
Financial Statement Restatement. The Borrower replaces its auditor, or any restatement of any financial statements filed by the Borrower with the SEC for any date or period from two years prior to the Issue Date of this Note and until this Note is no longer outstanding, if the result of such restatement would, by comparison to the unrestated financial statements, have constituted a material adverse effect on the Borrower or the rights of the Holder with respect to this Note.
2.13
Cross-Default. Notwithstanding anything to the contrary contained in this Note or the other related or companion documents, a breach or default by the Borrower of any covenant or other term or condition contained in any of the other indebtedness having an outstanding principal amount in excess of $1,000,000 currently issued, or hereafter issued, by the Borrower, to the Holder or any third party (the “Other Agreements”), shall, at the option of the Holder, be considered a default under this Note, in which event the Holder shall be entitled to apply all rights and remedies of the Holder under the terms of this Note by reason of a default under said Other Agreement or hereunder.
2.14
Inside Information. Any attempt by the Borrower or its officers, directors, and/or affiliates to transmit, convey, disclose, or any actual transmittal, conveyance, or disclosure by the Borrower or its officers, directors, and/or affiliates of, material non-public information concerning the Borrower (excluding for the avoidance of doubt, any such information shared prior to the Issue Date), to the Holder or its successors and assigns, which is not promptly cured by Borrower’s filing of a Form 8‑K pursuant to Regulation FD on that same date.
2.15
Failure to Repay Upon Qualified Offering. The Borrower completes an offering and/or sale of securities, or becomes a borrower under any loan documents and/or credit facilities, on or after the Issue Date and fails to apply the proceeds of such offering, sale or loan to the repayment of this Note, until this Note is repaid in its entirety.

During the existence of any Event of Default specified in Sections 2.1, 2.2 2.3, 2.4, 2.5, 2.6, 2.7, 2.8, 2.9, 2.10, 2.11, 2.12, 2.13, 2.14, and/or this 2.15, this Note shall, at the option of Holder by written notice to Borrower thereof, become immediately due and payable and the Borrower shall pay to the Holder, in full satisfaction of its obligations hereunder, an amount equal to the then Outstanding Balance of this Note (as defined hereunder) plus Default Interest, if any (collectively, in the aggregate of all of the above, the “Default Amount”), and all other amounts payable hereunder shall immediately become due and payable, all without demand, presentment or notice, all of which hereby are expressly waived, together with all costs, including, without limitation, legal fees and expenses, of collection, and the Holder shall be entitled to exercise all other rights and remedies available at law or in equity.

ARTICLE III.
HOLDER OPTIONAL CONVERSION
3.1
Holder Conversions. Holder has the right at any time after the Issue Date of this Note until the Outstanding Balance has been paid in full, at its election, to convert (each instance of conversion is referred to herein as a “Holder Conversion”) all or any part of the Outstanding Balance into fully paid and non-assessable shares of Common Stock (“Conversion Shares”) as per the following conversion formula: the number of Conversion Shares equals the amount being converted (the “Conversion Amount”) divided by the Conversion Price; provided, however, that in no event shall the Holder be entitled to convert any portion of this Note in excess of that portion of this Note upon conversion of which the sum of (1) the number of shares of Common Stock beneficially owned by the Holder and its affiliates (other than shares of Common Stock which may be deemed beneficially owned through the ownership of the unconverted portion of this Note or the unexercised or unconverted portion of any other security of the Borrower subject to a limitation on conversion or exercise analogous to the limitations contained herein) and (2) the number of shares of Common Stock issuable upon the conversion of the portion of this Note with respect to which the determination of this proviso is being made, would result in beneficial ownership by the Holder and its affiliates of more than [4.99%][9.99%] of the outstanding shares of Common Stock (the “Maximum Share Amount”). The Holder, upon not less than 61 days’ prior written notice to the Company, may increase the Maximum Share Amount, provided that the Maximum Share Amount shall never exceed 9.99% of the number of shares of Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock upon conversion of this Note held by the Holder and the provisions of this Section 3.1 shall continue to apply. Any such increase will not be effective until the 61st day after such notice is delivered to the Company. The Maximum Share Amount provisions of this paragraph shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this Section 3.1 to correct this paragraph (or any portion hereof) which may be defective or inconsistent with the intended Maximum Share Amount provisions contained herein or to make changes or supplements necessary or desirable to properly give effect to such limitation. The limitations contained in this Section 3.1 shall apply to a successor holder of this Note. For purposes of this Section 3.1, beneficial ownership shall be determined in accordance with Section 13(d) of the Exchange Act, and Regulations 13D-G thereunder, except as otherwise provided in clause (1) of such proviso. Conversion notices in the form attached hereto as Exhibit A (each, a “Holder Conversion Notice”) may be effectively delivered to Borrower by any method of Holder’s choice (including but not limited to facsimile, email, mail, overnight courier, or personal delivery, all in accordance with the notice provisions set forth in Section 4.2 hereof), and all Holder Conversions shall be cashless and not require further payment from Holder. Borrower shall deliver the Conversion Shares from any Holder Conversion to Holder in accordance with Section 3.3 below. No ink-original Holder Conversion Notice shall be required, nor shall any medallion guarantee (or other type of guarantee or notarization) of any Holder Conversion Notice form be required.

For purposes of this Note, the “Outstanding Balance” means as of any date of determination, the Principal Amount, as reduced or increased, as the case may be, pursuant to the terms hereof for payment, Conversion, offset, or otherwise, accrued but unpaid interest, collection and enforcements costs (including attorneys’ fees) incurred by Holder, transfer, stamp, issuance and similar taxes and fees related to Conversions, and any other fees or charges (including without limitation Conversion Delay Late Fees (as defined hereunder)) incurred under this Note.

3.2
Conversion Price. The conversion price in effect on any Conversion Date shall be equal to $[____], subject to adjustment herein (the “Conversion Price”).
3.3
Method of Conversion Share Delivery. Not later than the earlier of (i) one (1) Trading Day and (ii) the number of Trading Days comprising the Standard Settlement Period (as defined below) following the date of delivery of a Holder Conversion Notice (the “Delivery Date”), Borrower shall, deliver or cause the Transfer Agent to deliver, to the Holder (A) the applicable Conversion Shares which, on or after the earlier of (i) the six month anniversary of the Issue Date or (ii) the Effective Date, shall be free of restrictive legends and trading restrictions (other than those which may then be required by the Purchase Agreement) representing the number of Conversion Shares being acquired upon the conversion of this Note and (B) a bank check in the amount of accrued and unpaid interest. On or after the earlier of (i) the six month anniversary of the Issue Date or (ii) the Effective Date, the Company shall deliver any Conversion Shares required to be delivered by the Company under this Section 4(c) electronically through the Depository Trust Company or another established clearing corporation performing similar functions. Moreover, and notwithstanding anything to the contrary herein or in any other Transaction Document, in the event Borrower or the Transfer Agent refuses to deliver any Conversion Shares to Holder on grounds that such issuance is in violation of Rule 144, Borrower shall deliver or cause the Transfer Agent to deliver the applicable Conversion Shares to Holder with a restricted securities legend, but otherwise in accordance with the provisions of this Section 3.3. In conjunction therewith, Borrower will also deliver to Holder a written opinion from its counsel or its Transfer Agent’s counsel opining as to why the issuance of the applicable Conversion Shares violates Rule 144. As used herein, “Standard Settlement Period” means the standard settlement period, expressed in a number of Trading Days, on the Company’s primary Trading Market with respect to the Common Stock as in effect on the date of delivery of the Holder Conversion Notice.
3.4
Conversion Delays. If Borrower fails to deliver Conversion Shares in accordance with the timeframes stated in Section 3.3 (other than any such failure that is solely due to any action or inaction by the Holder with respect to such conversion), Holder may rescind in whole or in part that particular Conversion attributable to the unsold Conversion Shares, with a corresponding increase to the Outstanding Balance (any returned amount will tack back to the Issue Date of this Note for purposes of determining the holding period under Rule 144). In addition, for each Conversion, in the event that Conversion Shares are not delivered by the Delivery Date, a late fee in cash equal to the greater of (a) $500.00 and (b) 2% of the applicable Conversion Share Value rounded to the nearest multiple of $100.00 (but in any event the cumulative amount of such late fees for each Conversion shall not exceed 200% of the applicable Conversion Share Value) will be assessed for each day after the Delivery Date until Conversion Share delivery is made (such fees, the “Conversion Delay Late Fees”). For illustration purposes only, if Holder delivers a Conversion Notice to Borrower pursuant to which Borrower is required to deliver 100,000 Conversion Shares to Holder and on the Delivery Date such Conversion Shares have a Conversion Share

Value of $20,000.00 (assuming a Closing Sale Price on the Delivery Date of $0.20 per share of Common Stock), then in such event a Conversion Delay Late Fee in the amount of $500.00 per day (the greater of $500.00 per day and $20,000.00 multiplied by 2%, which is $400.00) would be added to the Outstanding Balance of the Note until such Conversion Shares are delivered to Holder. For purposes of this example, if the Conversion Shares are delivered to Holder twenty (20) days after the applicable Delivery Date, the total Conversion Delay Late Fees that would be added to the Outstanding Balance would be $10,000.00 (20 days multiplied by $500.00 per day). If the Conversion Shares are delivered to Holder one hundred (100) days after the applicable Delivery Date, the total Conversion Delay Late Fees that would be added to the Outstanding Balance would be $40,000.00 (100 days multiplied by $500.00 per day, but capped at 200% of the Conversion Share Value). Nothing herein shall limit a Holder’s right to pursue actual damages or declare an Event of Default pursuant to Section 2 hereof for the Borrower’s failure to deliver Conversion Shares within the period specified herein and the Holder shall have the right to pursue all remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief. The exercise of any such rights shall not prohibit the Holder from seeking to enforce damages pursuant to any other Section hereof or under applicable law. In addition to any other rights available to the Holder, if the Borrower fails for any reason to deliver to the Holder such Conversion Shares by the Delivery Date pursuant to Section 3.3, and if after such Delivery Date the Holder is required by its brokerage firm to purchase (in an open market transaction or otherwise), or the Holder’s brokerage firm otherwise purchases, shares of Common Stock to deliver in satisfaction of a sale by the Holder of the Conversion Shares which the Holder was entitled to receive upon the conversion relating to such Delivery Date (a “Buy-In”), then the Borrower shall (A) pay in cash to the Holder (in addition to any other remedies available to or elected by the Holder) the amount, if any, by which (x) the Holder’s total purchase price (including any brokerage commissions) for the Common Stock so purchased exceeds (y) the product of (1) the aggregate number of shares of Common Stock that the Holder was entitled to receive from the conversion at issue multiplied by (2) the actual sale price at which the sell order giving rise to such purchase obligation was executed (including any brokerage commissions) and (B) at the option of the Holder, either reissue (if surrendered) this Note in a principal amount equal to the principal amount of the attempted conversion (in which case such conversion shall be deemed rescinded) or deliver to the Holder the number of shares of Common Stock that would have been issued if the Borrower had timely complied with its delivery requirements under Section 3.3. For example, if the Holder purchases Common Stock having a total purchase price of $11,000 to cover a Buy-In with respect to an attempted conversion of this Note with respect to which the actual sale price of the Conversion Shares (including any brokerage commissions) giving rise to such purchase obligation was a total of $10,000 under clause (A) of the immediately preceding sentence, the Borrower shall be required to pay the Holder $1,000. The Holder shall provide the Borrower written notice indicating the amounts payable to the Holder in respect of the Buy-In and, upon request of the Borrower, evidence of the amount of such loss. Nothing herein shall limit a Holder’s right to pursue any other remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief with respect to the Borrower’s failure to timely deliver Conversion Shares upon conversion of this Note as required pursuant to the terms hereof.

For purposes of this Note:

“Conversion Share Value” means the product of the number of Conversion Shares deliverable pursuant to any Conversion multiplied by the Closing Sale Price of the Common Stock on the Delivery Date for such Conversion.

“Closing Sale Price” means, for any security as of any date, the last trade price for such security on the principal trading market of the security, as reported by Bloomberg Financial Markets, or, if the principal trading market of the security begins to operate on an extended hours basis and does not designate the last trade price then the last trade price of such security prior to 4:00 p.m., New York City Time, as reported by Bloomberg Financial Markets, or if the foregoing do not apply, the last trade price of such security in the over-the-counter market on the electronic bulletin board for such security as reported by Bloomberg Financial Markets, or, if no closing bid price is reported for such security by Bloomberg Financial Markets, the average of the bid prices and asked prices of any market makers for such security as reported in the “pink sheets” by OTC Markets Group Inc. If the Closing Sale Price cannot be calculated for a security on a particular date on any of the foregoing bases, the Closing Sale Price of such security on such date shall be the fair market value as determined by the Company’s Board of Directors in good faith. All such determinations shall be appropriately adjusted for any stock dividend, stock split, stock combination or other similar transaction during the applicable calculation period.

ARTICLE IV.
MISCELLANEOUS
4.1
Failure or Indulgence Not Waiver. No failure or delay on the part of the Holder in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privileges. All rights and remedies existing hereunder are cumulative to, and not exclusive of, any rights or remedies otherwise available.
4.2
Notices. All notices, demands, requests, consents, approvals, and other communications required or permitted hereunder shall be in writing and, unless otherwise specified herein, shall be (i) personally served, (ii) deposited in the mail, registered or certified, return receipt requested, postage prepaid, (iii) delivered by reputable air courier service with charges prepaid, or (iv) transmitted by hand delivery, telegram, facsimile, or electronic mail addressed as set forth below or to such other address as such party shall have specified most recently by written notice. Any notice or other communication required or permitted to be given hereunder shall be deemed effective (a) upon hand delivery, upon electronic mail delivery, or delivery by facsimile, with accurate confirmation generated by the transmitting facsimile machine, at the address or number designated below (if delivered on a business day during normal business hours where such notice is to be received), or the first business day following such delivery (if delivered other than on a business day during normal business hours where such notice is to be received) or (b) on the second business day following the date of mailing by express courier service, fully prepaid, addressed to such address, or upon actual receipt of such mailing, whichever shall first occur. The addresses for such communications shall be:

If to the Borrower, to:

JAGUAR HEALTH, INC.

200 Pine Street, Suite 400

San Francisco, California, 94104

Attention: Lisa A. Conte, CEO

e-mail: lconte@jaguar.health

With a copy (which shall not constitute notice) to:

Reed Smith LLP

1841 Page Mill Road, Suite 110

Palo Alto, CA 94304

E-mail: DReinke@reedsmith.com

Attention: Donald Reinke, Esq.

If to the Holder, to the Holder’s mailing address or email address set forth in the Schedule of Buyers attached to the Purchase Agreement or at such other address and/or email address and/or to the attention of such other person as the recipient party has specified by written notice given to each other party three (3) business days prior to the effectiveness of such change.

4.3
Amendments. This Note and any provision hereof may only be amended by an instrument in writing signed by the Borrower and the Holder. The term “Note” and all reference thereto, as used throughout this instrument, shall mean this instrument as originally executed, or if later amended or supplemented, then as so amended or supplemented.
4.4
Assignability. This Note shall be binding upon the Borrower and its successors and assigns, and shall inure to be the benefit of the Holder and its successors and assigns. Notwithstanding anything to the contrary herein, the rights, interests or obligations of the Borrower hereunder may not be assigned, by operation of law or otherwise, in whole or in part, by the Borrower without the prior signed written consent of the Holder, which consent may be withheld at the sole discretion of the Holder (any such assignment or transfer shall be null and void if the Borrower does not obtain the prior signed written consent of the Holder). This Note or any of the severable rights and obligations inuring to the benefit of or to be performed by Holder hereunder may be assigned by Holder to a third party, in whole or in part, without the need to obtain the Borrower’s consent thereto. Each transferee of this Note must be an “accredited investor” (as defined in Rule 501(a) of the Securities Act of 1933, as amended (the “Securities Act”)). Notwithstanding anything in this Note to the contrary, this Note may be pledged as collateral in connection with a bona fide margin account or other lending arrangement.
4.5
Cost of Collection. If default is made in the payment of this Note, the Borrower shall pay the Holder hereof costs of collection, including reasonable attorneys’ fees.
4.6
Governing Law. This Note shall be governed by and interpreted in accordance with the laws of the State of New York without regard to the principles of conflicts of law (whether of the State of New York or any other jurisdiction). Each party agrees that all legal proceedings concerning the interpretation, enforcement and defense of the transactions contemplated by any of the Transaction Documents (whether brought against a party hereto or its respective Affiliates, directors, officers, shareholders, employees or agents) shall be commenced in the state and federal courts sitting in the City of New York, Borough of Manhattan (the “New York Courts”). Each party hereto hereby irrevocably submits to the exclusive jurisdiction of the New York Courts for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein (including with respect to the enforcement of any of the Transaction Documents), and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of such New York Courts, or such New York Courts are improper or inconvenient venue for such proceeding. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Note and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any other manner permitted by applicable law. Each party hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Note or the transactions contemplated hereby. If any party shall commence an action or proceeding to enforce any provisions of this Note, then the prevailing party in such action or proceeding shall be reimbursed by the other party for its attorneys fees and other costs and expenses incurred in the investigation, preparation and prosecution of such action or proceeding.
4.7
Remedies. The Borrower acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to the Holder, by vitiating the intent and purpose of the transaction contemplated hereby. Accordingly, the Borrower acknowledges that the remedy at law for a breach of its obligations under this Note will be inadequate and agrees, in the event of a breach or threatened breach by the Borrower of the provisions of this Note, that the Holder shall be entitled, in addition to all other available remedies at law or in equity, and in addition to the penalties assessable herein, to an injunction or injunctions restraining, preventing or curing any breach of this Note and to enforce specifically the terms and provisions thereof, without the necessity of showing economic loss and without any bond or other security being required.
4.8
Usury. If it shall be found that any interest or other amount deemed interest due hereunder violates the applicable law governing usury, the applicable rate of interest due hereunder shall automatically be lowered to equal the maximum rate of interest permitted under applicable law. The Borrower covenants (to the extent that it may lawfully do so) that it shall not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law or other law which would prohibit or forgive the Borrower from paying all or any portion of the principal of or interest on this Note as contemplated herein, wherever enacted, now or at any time hereafter in force, or which may affect the covenants or the performance of this Note, and the Borrower (to the extent it may lawfully do so) hereby expressly waives all benefits or advantage of any such law, and covenants that it will not, by resort to any such law, hinder, delay or impede the execution of any power herein granted to the Holder, but will suffer and permit the execution of every such as though no such law has been enacted.
4.9
Repayment. Notwithstanding anything to the contrary contained in this Note, so long as Borrower has not received a Holder Conversion Notice from Holder where the applicable Conversion Shares have not yet been delivered, the Borrower may repay any amount outstanding under this Note at par (including principal and accrued and unpaid interest) (each, an “Optional Repayment”). In order to repay this Note, the Borrower shall provide notice to the Holder three (3) business days prior to such respective repayment date (an “Optional Repayment Notice” and the date such notice is deemed delivered hereunder, the “Optional Repayment Notice Date” and such date of repayment, the “Optional Repayment Date”), and the Holder must receive such repayment within five (5) business days of the Holder’s delivery to the Borrower of its written consent to such Optional Repayment in the form and manner as specified in the Optional Repayment Notice (the “Consent to Repayment”), but not sooner than two (2) business days from the delivery date of the Consent of Repayment (the “Optional Repayment Period”). Notwithstanding anything to the contrary contained in this Note, the net amount of any outside investments received by the Borrower after the Issue Date, excluding for the avoidance of doubt any product sales revenue and any costs or expenses of such investments, will be used for repayment of the Note (including principal and accrued and unpaid interest). The Borrower may only effect an Optional Repayment if each of the Equity Conditions shall have been met (unless waived in writing by the Holder) on each Trading Day during the period commencing on the Optional Repayment Notice Date through to the Optional Repayment Date and through and including the date payment of the Optional Repayment is actually made in full. If any of the Equity Conditions shall cease to be satisfied at any time during the Optional Repayment Period, then the Holder may elect to nullify the Optional Repayment Notice by notice to the Borrower within 3 Trading Days after the first day on which any such Equity Condition has not been met (provided that if, by a provision of the Transaction Documents, the Borrower is obligated to notify the Holder of the non-existence of an Equity Condition, such notice period shall be extended to the third Trading Day after proper notice from the Borrower) in which case the Optional Repayment Notice shall be null and void, ab initio. The Borrower covenants and agrees that it will honor all Holder Conversion Notices tendered from the time of delivery of the Optional Repayment Notice through the date all amounts owing thereon are due and paid in full. The Borrower’s determination to pay an Optional Repayment in cash shall be applied ratably to all of the holders of the then outstanding Notes based on their (or their predecessor’s) initial purchases of Notes pursuant to the Purchase Agreement. As used herein, “Equity Conditions” means, during the period in question, (a) the Borrower shall have duly honored all conversions and redemptions scheduled to occur or occurring by virtue of one or more Holder Conversion Notices, if any, (b) the Borrower shall have paid all liquidated damages and other amounts owing to the Holder in respect of this Note, (c)(i) there is an effective Registration Statement pursuant to which the Holder is permitted to utilize the prospectus thereunder to resell all of the shares of Common Stock issuable pursuant to the Transaction Documents (and the Borrower believes, in good faith, that such effectiveness will continue uninterrupted for the foreseeable future) or (ii) all of the Conversion Shares issuable pursuant to the Transaction Documents may be resold pursuant to Rule 144 without volume or manner-of-sale restrictions or current public information requirements as determined by the counsel to the Borrower as set forth in a written opinion letter to such effect, addressed and acceptable to the Transfer Agent and the Holder, (d) the Common Stock is trading on a Trading Market and all of the shares issuable pursuant to the Transaction Documents are listed or quoted for trading on such Trading Market (and the Borrower believes, in good faith, that trading of the Common Stock on a Trading Market will continue uninterrupted for the foreseeable future), (e) there is a sufficient number of authorized but unissued and otherwise unreserved shares of Common Stock for the issuance of all of the shares then issuable pursuant to the Transaction Documents, (f) there is no existing Event of Default and no existing event which, with the passage of time or the giving of notice, would constitute an Event of Default, (g) the issuance of the shares in question to the Holder would not violate the limitations set forth in Section 3.1 herein, (h) there has been no public announcement of a pending or proposed Fundamental Transaction that has not been consummated, and (i) the applicable Holder is not in possession of any information provided by the Borrower, any of its Subsidiaries, or any of their officers, directors, employees, agents or Affiliates, that constitutes, or may constitute, material non-public information.
4.10
Fundamental Transaction. If, at any time while this Note is outstanding, (i) the Borrower, directly or indirectly, in one or more related transactions effects any merger or consolidation of the Borrower with or into another Person other than any Subsidiary or any Affiliate of the Borrower, whereby the stockholders of the Borrower immediately prior to such merger or consolidation do not own, directly or indirectly, at least 50% of the voting power of the surviving entity immediately after such merger or consolidation, (ii) the Borrower or any Subsidiary, directly or indirectly, effects any sale, lease, license, assignment, transfer, conveyance or other disposition of all or substantially all of its assets in one or a series of related transactions, (iii) any, direct or indirect, purchase offer, tender offer or exchange offer (whether by the Borrower or another Person) is completed pursuant to which holders of Common Stock are permitted to sell, tender or exchange their shares for other securities, cash or property and has been accepted by the holders of greater than 50% of the outstanding Common Stock or greater than 50% of the voting power of the common equity of the Borrower, (iv) the Borrower, directly or indirectly, in one or more related transactions effects any reclassification, reorganization or recapitalization of the Common Stock or any compulsory share exchange pursuant to which the Common Stock is effectively converted into or exchanged for other securities, cash or property, or (v) the Borrower, directly or indirectly, in one or more related transactions consummates a stock or share purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off, merger or scheme of arrangement) with another Person or group of Persons whereby such other Person or group acquires greater than 50% of the outstanding shares of Common Stock or greater than 50% of the voting power of the common equity of the Borrower (each a “Fundamental Transaction”), then, upon any subsequent conversion of this Note, the Holder shall have the right to receive, for each Conversion Share that would have been issuable upon such conversion immediately prior to the occurrence of such Fundamental Transaction, at the option of the Holder (without regard to any limitation in Section 3.1 on the conversion of this Note), the number of shares of Common Stock of the successor or acquiring corporation or of the Borrower, if it is the surviving corporation, and any additional consideration (the “Alternate Consideration”) receivable as a result of such Fundamental Transaction by a holder of the number of shares of Common Stock for which this Note is convertible immediately prior to such Fundamental Transaction

(without regard to any limitation in Section 3.1 on the conversion of this Note). For purposes of any such conversion, the determination of the Conversion Price shall be appropriately adjusted to apply to such Alternate Consideration based on the amount of Alternate Consideration issuable in respect of one share of Common Stock in such Fundamental Transaction, and the Borrower shall apportion the Conversion Price among the Alternate Consideration in a reasonable manner reflecting the relative value of any different components of the Alternate Consideration. If holders of Common Stock are given any choice as to the securities, cash or property to be received in a Fundamental Transaction, then the Holder shall be given the same choice as to the Alternate Consideration it receives upon any conversion of this Note following such Fundamental Transaction. The Borrower shall cause any successor entity in a Fundamental Transaction in which the Borrower is not the survivor (the “Successor Entity”) to assume in writing all of the obligations of the Borrower under this Note and the other Transaction Documents in accordance with the provisions of this Section 4.10 pursuant to written agreements in form and substance reasonably satisfactory to the Holder and approved by the Holder (without unreasonable delay) prior to such Fundamental Transaction and shall, at the option of the Holder, deliver to the Holder in exchange for this Note a security of the Successor Entity evidenced by a written instrument substantially similar in form and substance to this Note which is convertible for a corresponding number of shares of capital stock of such Successor Entity (or its parent entity) equivalent to the shares of Common Stock acquirable and receivable upon conversion of this Note (without regard to any limitations on the conversion of this Note) prior to such Fundamental Transaction, and with a conversion price which applies the conversion price hereunder to such shares of capital stock (but taking into account the relative value of the shares of Common Stock pursuant to such Fundamental Transaction and the value of such shares of capital stock, such number of shares of capital stock and such conversion price being for the purpose of protecting the economic value of this Note immediately prior to the consummation of such Fundamental Transaction), and which is reasonably satisfactory in form and substance to the Holder. Upon the occurrence of any such Fundamental Transaction, the Successor Entity shall be added to the term “Borrower” under this Note (so that from and after the occurrence or consummation of such Fundamental Transaction, each and every provision of this Note and the other Transaction Documents referring to the “Borrower” shall refer instead to each of the Borrower and the Successor Entity or Successor Entities, jointly and severally), and the Successor Entity or Successor Entities, jointly and severally with the Borrower, may exercise every right and power of the Borrower prior thereto and the Successor Entity or Successor Entities shall assume all of the obligations of the Borrower prior thereto under this Note and the other Transaction Documents with the same effect as if the Borrower and such Successor Entity or Successor Entities, jointly and severally, had been named as the Borrower herein. For the avoidance of doubt, the Holder shall be entitled to the benefits of the provisions of this Section 4.10 regardless of (i) whether the Borrower has sufficient authorized shares of Common Stock for the issuance of Conversion Shares and/or (ii) whether a Fundamental Transaction occurs prior to the Issue Date.
4.11
No Indebtedness. As long as any portion of this Note remains outstanding, unless the holders of at least 50.1% in principal amount of the then outstanding Notes shall have otherwise given prior written consent, the Borrower shall not, and shall not permit any of the Subsidiaries to, directly or indirectly enter into, create, incur, assume, guarantee or suffer to exist any indebtedness for borrowed money of any kind, including, but not limited to, a guarantee, on or with respect to any of its property or assets now owned or hereafter acquired or any interest therein or any income or profits therefrom, other than (i) the cost of obtaining and maintaining the insurance policies and (ii) trade payables and accrued expenses, which are incurred in the Borrower’s ordinary course of business consistent with past practice.

** signature page to follow **

IN WITNESS WHEREOF, Borrower has caused this Note to be signed in its name by its duly authorized officer on the Issue Date.

BORROWER:

JAGUAR HEALTH, INC.

By:

Name: Lisa A. Conte

Title: President and Chief Executive Officer

[Jaguar Health, Inc. – Convertible Promissory Note]

EXHIBIT A

FORM OF HOLDER CONVERSION NOTICE

[HOLDER’S NAME AND ADDRESS]

Jaguar Health, Inc.	Date:
Attn: Lisa A. Conte, CEO
200 Pine Street, Suite 400
San Francisco, CA 94104

HOLDER CONVERSION NOTICE

The above-captioned Holder hereby gives notice to Jaguar Health, Inc., a Delaware corporation (the “Borrower”), pursuant to that certain Convertible Promissory Note made by Borrower in favor of Holder on [ ], 2025 (the “Note”), that Holder elects to convert the portion of the Note balance set forth below into fully paid and non-assessable shares of Common Stock of Borrower as of the date of conversion specified below. Said conversion shall be based on the Conversion Price set forth below. In the event of a conflict between this Holder Conversion Notice and the Note, the Note shall govern, or, in the alternative, at the election of Holder in its sole discretion, Holder may provide a new form of Holder Conversion Notice to conform to the Note. Capitalized terms used in this notice without definition shall have the meanings given to them in the Note.

A.	Date of Conversion:
B.	Holder Conversion #:
C.	Conversion Amount:
D.	Conversion Price:
E.	Conversion Shares: (C divided by D)
F.	Remaining Outstanding Balance of Note: *

* Subject to adjustments for corrections, defaults, interest and other adjustments permitted by the Purchase Agreement, the terms of which shall control in the event of any dispute between the terms of this Holder Conversion Notice and the Purchase Agreement.

Please transfer the Conversion Shares electronically (via DWAC) to the following account:

Broker:	Address:
DTC#:
Account #:
Account Name:

To the extent the Conversion Shares are not able to be delivered to Holder electronically via the DWAC system, deliver all such certificated shares to Holder via reputable overnight courier after receipt of this Holder Conversion Notice (by facsimile transmission or otherwise) to:

[Jaguar Health, Inc. – Exhibit A to Convertible Promissory Note]

Sincerely,

Holder:

[∙]

By:

Name:

Title:

[Jaguar Health, Inc. – Exhibit A to Convertible Promissory Note]